EXHIBIT 11

                                    DATA GENERAL CORPORATION

                  COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                          (Unaudited)
                            (In thousands except per share amounts)

                                     Quarter Ended       Six Months Ended
                                  March 26,  March 27,  March 26,  March 27,
                                    1994       1993       1994       1993
Primary earnings per share:
Net loss. . . . . . . . . . . .   $(47,989)   $(7,581)  $(69,080)   $(6,822)

Weighted average shares
  outstanding . . . . . . . . .     35,649     34,302     35,491     34,028

Incremental shares from use of
  treasury stock method for stock
  options . . . . . . . . . . .         --         --         --        817

Common and common equivalent
  shares, where applicable. . .     35,649     34,302     35,491     34,845

Net loss per share. . . . . . .     $(1.35)    $(0.22)    $(1.95)    $(0.20)

Earnings per share assuming full
  dilution:(a)
Net loss  . . . . . . . . . . .   $(47,989)   $(7,581)  $(69,080)   $(6,822)

Weighted average shares
  outstanding . . . . . . . . .     35,649     34,302     35,491     34,028

Incremental shares from use of
  treasury stock method for stock
  options . . . . . . . . . . .         --         --         --        817

Common and common equivalent
  shares assuming full dilution     35,649     34,302     35,491     34,845

Net loss per share. . . . . . .     $(1.35)    $(0.22)    $(1.95)    $(0.20)



(a) For the quarters and six-month periods ended March 26, 1994 and March 27, 1993, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, was anti-dilutive and has therefore been excluded from the computation.